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                                                                    EXHIBIT 11.1


                                  Sybase, Inc.

                SUPPLEMENTAL COMPUTATIONS OF NET LOSS PER SHARE
                     (In thousands, except per share data)


                                              Three Months Ended March 31,
                                              ---------------------------
                                                1997               1996
                                              --------           --------
                                             (Restated)         (Restated)
Weighted average common shares
     outstanding for the period                 77,504             73,630
                                              ========           ========

Net Loss                                      ($ 6,160)          ($ 6,906)
                                              ========           ========

Net loss per share-basic and diluted          ($  0.08)          ($  0.09)
                                              ========           ========


The effect of employee stock options has not been included in the calculation of net loss per share as their inclusion would be anti-dilutive.